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                                   EXHIBIT 3.4

                           CERTIFICATE OF SECRETARY OF
                               AMENDMENT OF BYLAWS

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                            CERTIFICATE OF SECRETARY
                                       OF
                               AMENDMENT OF BYLAWS
                                       OF
                                    AMERICORP


I, Edward Paul, hereby certify:

     1.   I am the Secretary of Americorp.

     2.   Section 3.1 to the Bylaws of Americorp is amended to read as follows:

          TIME AND PLACE. The Annual Meeting of Shareholders shall be held each year on a date and at a time designated by the Board of Directors. The date so designated shall be within fifteen (15) months after the last Annual Meeting. At such meetings, directors shall be elected, reports of the affairs of the corporation shall be considered, and any other business may be transacted which is within the powers of the shareholders.

     3. The foregoing is a true and correct copy of an amendment of the Bylaws of Americorp as approved by the Board of Directors of Americorp at a meeting held on March 22, 2001.

     4. The foregoing amendment is in full force and effect, and it has not been revoked or rescinded as of the date hereof.

     IN WITNESS WHEREOF, I have hereupon subscribed my name this 22nd day of March, 2001.


                                      /S/ EDWARD PAUL
                                      ------------------------------------------
                                      Edward Paul, Secretary